UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 1, 2016

SEARS HOMETOWN AND OUTLET STORES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35641	80-0808358
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5500 Trillium Boulevard, Suite 501 Hoffman Estates, Illinois		60192
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 286-7000

(Former Name or Former Address, if Changed Since Last Report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 1, 2016 the Company’s three operating subsidiaries, Sears Authorized Hometown Stores, LLC, Sears Home Appliance Showrooms, LLC, and Sears Outlet Stores, L.L.C. (together, these subsidiaries are referred to as the “Borrowers”), and the Company, entered into an Amended and Restated Credit Agreement with a syndicate of lenders, including Bank of America, N.A., as administrative agent and collateral agent, which provides (subject to availability under a borrowing base) for aggregate maximum borrowings of $250.0 million (the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement provides for extended revolving credit commitments in an aggregate amount equal to $170.0 million (the “Extended Revolving Credit Commitments”) and non-extended revolving credit commitments in an aggregate amount equal to $80.0 million (the “Non-Extended Revolving Credit Commitments”).

The Extended Revolving Credit Commitments will mature on the earlier of (1) February 29, 2020 and (2) six months prior to the expiration of certain contracts entered into with Sears Holding Corporation (“Sears Holdings”) and its subsidiaries in connection with the Company’s separation from Sears Holdings in October 2012, unless such agreements are extended to a date later than February 29, 2020 or terminated on a basis reasonably satisfactory to the administrative agent under the Amended and Restated Credit Agreement. The Non-Extended Revolving Credit Commitments will mature on the earlier of (1) October 11, 2017 and (2) six months prior to the expiration of certain contracts entered into with Sears Holdings and its subsidiaries in connection with the Company’s separation from Sears Holdings in October 2012, unless such agreements are extended to a date later than October 11, 2017 or terminated on a basis reasonably satisfactory to the administrative agent under the Amended and Restated Credit Agreement.

The Amended and Restated Credit Agreement is secured by a first lien security interest on substantially all the assets of the Company and its subsidiaries, including, without limitation, accounts receivable, inventory, general intangibles, investment property, equipment, cash, cash equivalents, deposit accounts and securities accounts, as well as certain other assets (other than intellectual property and fee-owned interests in real property) ancillary to any of the foregoing and all proceeds of any of the foregoing, including cash proceeds and the proceeds of applicable insurance. The Amended and Restated Credit Agreement is guaranteed by the Company and each of its existing and future direct and indirect wholly owned domestic subsidiaries (other than specified immaterial subsidiaries).

The interest rates per annum applicable to the loans under the Amended and Restated Credit Agreement are based on a fluctuating rate of interest measured by reference to, at the borrowers’ election, either (1) an adjusted London inter-bank offered rate (LIBOR) plus a borrowing margin ranging from (x) 3.50% to 4.50%, in the case of the Extended Revolving Credit Commitments or (y) 2.00% to 2.50%, in the case of the Non-Extended Revolving Credit Commitments, and in either case based on availability under the facility, or (2) an alternate base rate plus a borrowing margin, ranging from (x) 2.50% to 3.50%, in the case of the Extended Revolving Credit Commitments or (y) 1.00% to 1.50%, in the case of the Non-Extended Revolving Credit Commitments, and in either case based on availability under the facility.

Customary fees are payable in respect of the Amended and Restated Credit Agreement, including letter of credit fees and commitment fees.

The Amended and Restated Credit Agreement includes a number of negative covenants that, among other things, limit or restrict the ability of the Company, the Borrowers and its other subsidiaries (including the guarantors) to, subject to certain exceptions, incur additional indebtedness (including guarantees), grant liens, make investments, make dividends or distributions with respect to the Company’s capital stock, make prepayments on other indebtedness, engage in mergers or change the nature of the business of the Company, the Borrowers or its other subsidiaries (including the guarantors). In addition, upon excess availability falling below a certain level, the Company is required to comply with a minimum fixed charge coverage ratio.

The Amended and Restated Credit Agreement also contains certain affirmative covenants, including financial and other reporting requirements, applicable to the Company, the Borrowers and its other subsidiaries (including the guarantors).

The Amended and Restated Credit Agreement includes customary events of default including non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties in any material respect, cross default to certain other material indebtedness, bankruptcy and insolvency events, invalidity or impairment of the Amended and Restated Credit Agreement and the other related loan documents (including the guarantees or security interests provided therein), material judgments and change of control.

This description is qualified in its entirety by reference to the Amended and Restated Credit Agreement and the related Amended and Restated Guaranty and Security Agreement, copies of which are attached hereto as Exhibits 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The Exhibits listed in the accompanying “Exhibit Index” have been filed as part of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEARS HOMETOWN AND OUTLET STORES, INC.

By:	/s/ RYAN D. ROBINSON

Ryan D. Robinson
Senior Vice President, Chief Administrative Officer, and Chief Financial Officer

Date: November 7, 2016

Exhibit Index

Exhibit Number	Exhibit Description

10.1(1)	Amended and Restated Credit Agreement dated November 1, 2016 between Registrant, Sears Authorized Hometown Stores, LLC, the other Borrowers party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent, and the Lenders party thereto.

10.2(1)	Amended and Restated Guaranty and Security Agreement dated November 1, 2016 between Registrant, Sears Authorized Hometown Stores, LLC, the other Borrowers and Guarantors party thereto and Bank of America, N.A., as Agent.

(1) Furnished herewith.

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